EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of Loral Corporation of our report dated January 31, 1994, except as to the asset purchase agreement described in Note 14 which is as of March 1, 1994, appearing on page 2 of Loral Corporation's Report on Form 8-K/A dated May 12, 1994, relating to the combined financial statements of Federal Systems. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE
Washington, D.C.
May 20, 1994